Exhibit 99.1

FOR RELEASE (4.28.2021)	Katie A. Lorenson, Chief Financial Officer 952.417.3725 (Office)

ALERUS FINANCIAL CORPORATION REPORTS

FIRST QUARTER 2021 NET INCOME OF $15.2 MILLION

GRAND FORKS, N.D. (April 28, 2021) – Alerus Financial Corporation (Nasdaq: ALRS) reported net income of $15.2 million for the first quarter of 2021, or $0.86 per diluted common share, compared to net income of $10.2 million, or $0.57 per diluted common share, for the fourth quarter of 2020, and net income of $5.4 million, or $0.30 per diluted common share, for the first quarter of 2020.

CEO Comments

Chairman, President, and Chief Executive Officer Randy Newman said, “We are pleased to report our record performance of 2020 carried through into the first quarter of 2021. We believe Alerus continues to be well positioned for growth with our diversified business model, large and growing client base, and holistic, advisor-focused approach to serving clients. We started 2021 with several hiring initiatives and were pleased to have two high performing mortgage bankers join our Twin Cities team in the first quarter. We continue to focus on adding talent to our organization, especially in areas that will grow revenue.

Our fee income business lines delivered strong results lead by our mortgage division with mortgage originations exceeding $500 million for the quarter. Retirement and benefits revenue increased over 8% during the quarter as the integration of our recent acquisition of RPS/24HourFlex continues to perform as planned. Wealth management revenue grew almost 4% during the quarter as our advisors remained focused on proactive outreach to clients in our local footprint and nationwide.

On the banking side, we continued to see stable credit quality, strengthening local economies and low levels of loan deferrals during the quarter. Our reserve levels remain very robust at over 2% of loans (excluding Paycheck Protection Program, or PPP). In addition, we saw a modest uptick in commercial line utilization, solid loan demand, and building pipelines.

In addition to our emphases on growth, we are also focused on technology investments. Over the last several years, we have invested in new technology for both our business and consumer clients, and now, we continue to develop robotics and other automation processes to improve our efficiency and support our ongoing growth initiatives. Today, we have 26 automated process robots in production across our organization. Many of these robots were developed within the last year to support unprecedented mortgage volume and new loans under the PPP. Furthermore, we recently became one of 66 limited partners in a fund focused on the acceleration of technology for community banks. We believe this is a valued partnership that will allow us to stay abreast of emerging technology trends in the community banking landscape.

Also in the first quarter, we redeemed our previously issued subordinated debt with a rate of 5.75% and refinanced with subordinated debt issued to the Bank of North Dakota with an initial fixed annual rate of 3.50%. Our capital levels remain strong and we believe we have strong capital return potential with our proven ability to execute accretive M&A, our history of strong dividend yields, and our newly approved stock buyback plan. We believe our ability to execute a diversified business model in tandem with our strong financial foundation will maximize stockholder value long-term.”

Quarterly Highlights

◾	Return on average total assets of 2.02%, compared to 1.34% for the fourth quarter of 2020
◾	Return on average tangible common equity(1) of 23.03%, compared to 15.13% for the fourth quarter of 2020
◾	Net interest margin (tax-equivalent)(1) was 3.12%, compared to 3.23% for the fourth quarter of 2020
◾	Allowance for loan losses to total loans, excluding Paycheck Protection Program, or PPP, loans, was 2.01%, compared to 2.00% as of December 31, 2020
◾	Efficiency ratio(1) of 66.43%, compared to 74.44% for the fourth quarter of 2020
◾	Noninterest income increased $2.2 million and was 64.97% of total revenue, compared to 62.57% for the fourth quarter of 2020
◾	Mortgage originations totaled $518.0 million, a 14.7% decrease from the fourth quarter of 2020
◾	Investment securities increased $202.8 million, or 34.2%, from the fourth quarter of 2020
◾	Loans held for sale decreased $43.8 million, or 35.8%, from the fourth quarter of 2020
◾	Loans held for investment decreased $42.0 million, or 2.1%, from the fourth quarter of 2020
◾	Deposits increased $145.6 million, or 5.7%, from the fourth quarter of 2020
(1)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Selected Financial Data (unaudited)

	As of and for the
	Three months ended
	March 31,	December 31,	March 31,
(dollars and shares in thousands, except per share data)	2021	2020	2020
Performance Ratios
Return on average total assets	2.02%	1.34%	0.89%
Return on average common equity	18.46%	12.30%	7.32%
Return on average tangible common equity (1)	23.03%	15.13%	9.76%
Noninterest income as a % of revenue	64.97%	62.57%	59.07%
Net interest margin (tax-equivalent) (1)	3.12%	3.23%	3.35%
Efficiency ratio (1)	66.43%	74.44%	77.47%
Net charge-offs/(recoveries) to average loans	0.10%	(0.30)%	(0.14)%
Dividend payout ratio	17.44%	26.32%	50.00%
Per Common Share
Earnings per common share - basic	$0.87	$0.58	$0.31
Earnings per common share - diluted	$0.86	$0.57	$0.30
Dividends declared per common share	$0.15	$0.15	$0.15
Tangible book value per common share (1)	$15.95	$16.00	$14.55
Average common shares outstanding - basic	17,145	17,122	17,070
Average common shares outstanding - diluted	17,465	17,450	17,405
Other Data
Retirement and benefit services assets under administration/management	$34,774,650	$34,199,954	$27,718,026
Wealth management assets under administration/management	3,357,530	3,338,594	2,746,052
Mortgage originations	518,014	607,166	228,568

(1)Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Results of Operations

Net Interest Income

Net interest income for the first quarter of 2021 was $22.0 million, a decrease of $1.1 million, or 4.8%, from $23.2 million for the fourth quarter of 2020, and an increase of $3.2 million, or 17.0%, from $18.8 million for the first quarter of 2020. The linked quarter decrease in net interest income was primarily driven by a $2.0 million decrease in interest income from loans, the largest component of which was an $854 thousand decrease on interest and loan fees recognized on PPP loans. During the first quarter of 2021, average interest earning assets increased $10.5 million, primarily due to increases of $113.2 million in investment securities and $20.3 million in interest-bearing deposits with banks, partially offset by decreases of $82.5 million in loans held for investment and $40.6 million in loans held for sale. The change in the balance sheet mix resulted in a 21 basis point decrease in the average earning asset yield. The cost of interest-bearing liabilities decreased 16 basis points from the fourth quarter of 2020 primarily due to continued downward repricing of time deposits. The balance in average long-term liabilities decreased $33.0 million due to the redemption of a $50.0 million subordinated note that was completed on January 29, 2021. On March 30, 2021, we issued a $50.0 million subordinated note to the Bank of North Dakota, and as a result we anticipate the average balance of long-term liabilities to increase in the second quarter of 2021.

Net interest margin (tax-equivalent), a non-GAAP financial measure, was 3.12% for the first quarter of 2021, an 11 basis point decrease from 3.23% for the fourth quarter of 2020, and a 23 basis point decrease from 3.35% in the first quarter of 2020. The linked quarter decrease was primarily due to lower yields on interest earning assets, partially offset by lower rates on interest-bearing liabilities. Excluding PPP loans, net interest margin was 2.95% for the first quarter of 2021, an 8 basis point decrease from 3.03% for the fourth quarter of 2020. The year over year decrease was primarily attributable to the historically low and flat yield curve and a more liquid balance sheet mix which resulted in a 81 basis point decrease in interest earning asset yields and compressed net interest margin.

Noninterest Income

Noninterest income for the first quarter of 2021 was $40.9 million, a $2.2 million, or 5.6%, increase from the fourth quarter of 2020. The increase was primarily driven by a $1.3 million increase in retirement and benefit services revenue, a $351 thousand increase in mortgage banking revenue, and a $219 thousand increase in other noninterest income. The increase in retirement and benefit services income was primarily driven by the revenue attributable to the acquisition of Retirement Planning Services, Inc. (doing business as RPS Plan Administrators and 24HourFlex). The increase in mortgage banking revenue was primarily a result of a $3.0 million increase in the change in fair market value of the secondary market hedge, partially offset by a 28 basis point decrease in the gain on sale margin.

Noninterest income for the first quarter of 2021 increased $13.7 million, or 50.4%, from $27.2 million in the first quarter of 2020. This increase was primarily due to a $12.1 million increase in mortgage banking revenue, as mortgage originations increased from $228.6 million in the first quarter of 2020 to $518.0 million in the first quarter of 2021, and a $1.6 million increase in the change in fair market value of the secondary market hedge.

Noninterest Expense

Noninterest expense for the first quarter of 2021 was $43.0 million, a decrease of $4.1 million, or 8.7%, compared to the fourth quarter of 2020. The decrease was primarily due to decreases of $2.8 million in compensation expense, $659 thousand in business services, software and technology expense, $506 thousand in other noninterest expense, and $458 thousand in mortgage and lending expenses, partially offset by an $851 thousand increase in employee taxes and benefits driven by seasonally higher payroll related taxes. The decrease in compensation expense was primarily due to a decrease in mortgage related compensation and incentives.

Noninterest expense for the first quarter of 2021 increased $6.3 million, or 17.2%, from $36.7 million in the first quarter of 2020. The increase was primarily attributable to increased compensation expense, employee taxes and benefits and mortgage and lending expenses, primarily as a result of the significant year over year increase in mortgage originations. Additional compensation expense and employee taxes and benefits also increased as a result of the acquisition of RPS.

Financial Condition

Total assets were $3.2 billion as of March 31, 2021, an increase of $138.0 million, or 4.6%, from December 31, 2020. The overall increase in total assets included increases of $202.8 million in available-for-sale investment securities and $17.3 million in cash and cash equivalents, partially offset by a $43.8 million decrease in loans held for sale and a $42.0 million decrease in loans held for investment.

Loans

Total loans were $1.94 billion as of March 31, 2021, a decrease of $42.0 million, or 2.1%, from December 31, 2020. The decrease was primarily due to a $13.8 million decrease in the commercial and industrial loan portfolio, as approximately $93.6 million of PPP loans were forgiven, and $83.4 million of new PPP loans were originated and funded. The consumer loan portfolio decreased $30.7 million from December 31, 2020, due to high levels of refinancing and our strategic exit from indirect lending.

The following table presents the composition of our loan portfolio as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2021	2020	2020	2020	2020
Commercial
Commercial and industrial (1)	$678,029	$691,858	$789,036	$794,204	$502,637
Real estate construction	40,473	44,451	33,169	31,344	25,487
Commercial real estate	569,451	563,007	535,216	519,104	522,106
Total commercial	1,287,953	1,299,316	1,357,421	1,344,652	1,050,230
Consumer
Residential real estate first mortgage	454,958	463,370	469,050	456,737	457,895
Residential real estate junior lien	130,299	143,416	152,487	154,351	170,538
Other revolving and installment	64,135	73,273	79,461	78,457	79,614
Total consumer	649,392	680,059	700,998	689,545	708,047
Total loans	$1,937,345	$1,979,375	$2,058,419	$2,034,197	$1,758,277

(1)	Includes PPP loans of $256.8 million at March 31, 2021, $268.4 million at December 31, 2020, $348.9 million at September 30, 2020 and $347.3 million at June 30, 2020.

Deposits

Total deposits were $2.72 billion as of March 31, 2021, an increase of $145.6 million, or 5.7%, from December 31, 2020. Interest-bearing deposits increased $124.9 million while noninterest-bearing deposits increased $20.7 million. Key drivers of the increase included inflows from government stimulus programs and higher depositor balances due to the uncertain economic environment and volatile financial markets. The increase in interest-bearing deposits included increases of $55.6 million in interest-bearing demand deposits, a $58.1 million increase in money market accounts, a $7.6 million increase in savings accounts and a $3.6 million increase in time deposits. Although overall deposits increased, there was a $26.6 million decrease in synergistic deposits, primarily in the retirement and benefit services money market accounts. Excluding synergistic deposits, commercial transaction deposits increased $135.2 million, or 12.2%, while consumer transaction deposits increased $24.3 million, or 3.8%, since December 31, 2020. Noninterest-bearing deposits as a percentage of total deposits was 28.5% as of March 31, 2021 compared to 29.3% as of December 31, 2020.

The following table presents the composition of our deposit portfolio as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2021	2020	2020	2020	2020
Noninterest-bearing demand	$775,434	$754,716	$693,450	$700,892	$608,559
Interest-bearing
Interest-bearing demand	674,466	618,900	590,366	579,840	477,752
Savings accounts	87,492	79,902	78,659	75,973	60,181
Money market savings	967,273	909,137	892,473	892,717	773,652
Time deposits	212,908	209,338	207,422	203,731	201,370
Total interest-bearing	1,942,139	1,817,277	1,768,920	1,752,261	1,512,955
Total deposits	$2,717,573	$2,571,993	$2,462,370	$2,453,153	$2,121,514

Asset Quality

Total nonperforming assets were $4.9 million as of March 31, 2021, a decrease of $248 thousand, or 4.8%, from December 31, 2020. As of March 31, 2021, the allowance for loan losses was $33.8 million, or 1.74% of total loans, compared to $34.2 million, or 1.73% of total loans, as of December 31, 2020. Excluding PPP loans, the ratio of allowance for loan losses to total loans was 2.01% as of March 31, 2021, compared to 2.00% as of December 31, 2020.

The following table presents selected asset quality data as of and for the periods indicated:

	As of and for the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2021	2020	2020	2020	2020
Nonaccrual loans	$4,756	$5,050	$4,795	$5,328	$6,959
Accruing loans 90+ days past due	—	30	—	—	11
Total nonperforming loans	4,756	5,080	4,795	5,328	6,970
OREO and repossessed assets	139	63	10	26	209
Total nonperforming assets	$4,895	$5,143	$4,805	$5,354	$7,179
Net charge-offs/(recoveries)	488	(1,509)	(581)	3,264	(595)
Net charge-offs/(recoveries) to average loans	0.10%	(0.30)%	(0.11)%	0.66%	(0.14)%
Nonperforming loans to total loans	0.25%	0.26%	0.23%	0.26%	0.40%
Nonperforming assets to total assets	0.16%	0.17%	0.17%	0.19%	0.29%
Allowance for loan losses to total loans	1.74%	1.73%	1.52%	1.34%	1.54%
Allowance for loan losses to nonperforming loans	710%	674%	654%	512%	388%

For the first quarter of 2021, we had net charge-offs of $488 thousand compared to net recoveries of $1.5 million for the fourth quarter of 2020 and $595 thousand for the first quarter of 2020. The net charge-offs for the first quarter of 2021 were primarily due to a $452 thousand charge-off related to one commercial real estate client. Management does not believe that this charge-off was a result of economic uncertainties in the current environment.

The provision for loan losses for the first quarter of 2021 was zero, a decrease of $1.4 million from the fourth quarter of 2020 and a decrease of $2.5 million from the first quarter of 2020. Management decided additional provisions were not necessary in the first quarter of 2021 as credit quality indicators remained strong and loan balances decreased.

The ratio of nonperforming loans to total loans at March 31, 2021 was 0.25%, and if PPP loans were excluded, this ratio would have been 0.28%. Nonperforming assets as a percentage of total assets was 0.16% at March 31, 2021. Excluding PPP loans, nonperforming assets as a percentage of total assets would have been 0.17% at March 31, 2021.

Beginning in 2020, in accordance with the Interagency Statement on Loan Modifications and Reporting for Financial Institutions as issued on April 7, 2020, through March 31, 2021, we had entered into principal and interest deferrals on 582 loans, representing $154.0 million in total outstanding principal balances. Of those loans, 16 loans with a total outstanding principal balance of $7.6 million have been granted additional deferrals, 6 loans with a total outstanding principal balance of $767 thousand remain on the first deferral and the remaining loans have been returned to normal payment status. These loan modifications are not considered troubled debt restructurings.

Capital

Total stockholders’ equity was $329.2 million as of March 31, 2021, a decrease of $929 thousand from December 31, 2020. The tangible book value per common share, a non-GAAP financial measure, decreased to $15.95 as of March 31, 2021, from $16.00 as of December 31, 2020. Tangible common equity to tangible assets, a non-GAAP financial measure, decreased to 8.86% as of March 31, 2021, from 9.27% as of December 31, 2020, primarily due to a $13.6 million decrease in accumulated other comprehensive income. The tangible common equity to tangible assets ratio, a non-GAAP financial measure, excluding PPP loans, was 9.66% as of March 31, 2021.

The following table presents our capital ratios as of the dates indicated:

	March 31,	December 31,	March 31,
	2021	2020	2020
Capital Ratios(1)
Alerus Financial Corporation Consolidated
Common equity tier 1 capital to risk weighted assets	13.48%	12.75%	12.36%
Tier 1 capital to risk weighted assets	13.88%	13.15%	12.78%
Total capital to risk weighted assets	17.54%	16.79%	16.55%
Tier 1 capital to average assets	9.59%	9.24%	10.62%
Tangible common equity / tangible assets (2)	8.86%	9.27%	10.09%

Alerus Financial, N.A.
Common equity tier 1 capital to risk weighted assets	12.80%	12.10%	11.80%
Tier 1 capital to risk weighted assets	12.80%	12.10%	11.80%
Total capital to risk weighted assets	14.06%	13.36%	13.05%
Tier 1 capital to average assets	8.85%	8.50%	9.80%

(1)	Capital ratios for the current quarter are to be considered preliminary until the Call Report for Alerus Financial, N.A. is filed.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call at 9:00 a.m. Central Time on Thursday, April 29, 2021, to discuss its financial results. The call can be accessed via telephone at (888) 317-6016. A recording of the call and transcript will be available on the Company’s investor relations website at investors.alerus.com following the call.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, ND. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to business and consumer clients through four distinct business segments—banking, retirement and benefit services, wealth management, and mortgage. Alerus provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight and sound advice supported by digital solutions designed to meet the clients’ needs. Alerus Financial banking and wealth management offices are located in Grand Forks and Fargo, ND, the Minneapolis-St. Paul, MN metropolitan area, and Scottsdale and Mesa, AZ. Alerus Retirement and Benefits plan administration offices are located in St. Paul, MN, East Lansing, MI, and Littleton, CO.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying tables. Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements we make regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus Financial Corporation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the effects of the COVID-19 pandemic, including its effects on the economic environment, our clients, and our operations, as well as any changes to federal, state, or local government laws, regulations, or orders in response to the pandemic; our ability to successfully manage credit risk and maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the implementation of the new Current Expected Credit Loss Standard; business and economic conditions generally and in the financial services industry, nationally and within our market areas; the overall health of the local and national real estate market; concentrations within our loan portfolio; the level of nonperforming assets on our balance sheet; our ability to implement our organic and acquisition growth strategies; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid technological change in the financial services industry; increased competition in the financial services industry; our ability to successfully manage liquidity risk; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which we may become subject; potential impairment to the goodwill we recorded in connection with our past acquisitions; the extensive regulatory framework that applies to us; the impact of recent and future legislative and regulatory changes; interest rate risks associated with our business; fluctuations in the values of the securities held in our securities portfolio; governmental monetary, trade and fiscal policies; severe weather, natural disasters, widespread disease or pandemics, such as the COVID-19 global pandemic, acts of war or terrorism or other adverse external events; any material weaknesses in our internal control over financial reporting; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative rates; changes to U.S. tax laws, regulations and guidance; our success at managing the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars and shares in thousands, except per share data)

	March 31,	December 31,
	2021	2020
Assets	(Unaudited)	(Audited)
Cash and cash equivalents	$190,217	$172,962
Investment securities, at fair value
Available-for-sale	795,097	592,342
Loans held for sale	78,665	122,440
Loans	1,937,345	1,979,375
Allowance for loan losses	(33,758)	(34,246)
Net loans	1,903,587	1,945,129
Land, premises and equipment, net	19,605	20,289
Operating lease right-of-use assets	6,293	6,918
Accrued interest receivable	9,271	9,662
Bank-owned life insurance	32,556	32,363
Goodwill	30,201	30,201
Other intangible assets	24,768	25,919
Servicing rights	1,952	1,987
Deferred income taxes, net	13,700	9,409
Other assets	45,844	44,150
Total assets	$3,151,756	$3,013,771
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$775,434	$754,716
Interest-bearing	1,942,139	1,817,277
Total deposits	2,717,573	2,571,993
Long-term debt	59,020	58,735
Operating lease liabilities	7,140	7,861
Accrued expenses and other liabilities	38,789	45,019
Total liabilities	2,822,522	2,683,608
Stockholders’ equity
Preferred stock, $1 par value, 2,000,000 shares authorized: 0 issued and outstanding	—	—
Common stock, $1 par value, 30,000,000 shares authorized: 17,190,481 and 17,125,270 issued and outstanding	17,190	17,125
Additional paid-in capital	90,520	90,237
Retained earnings	224,480	212,163
Accumulated other comprehensive income (loss)	(2,956)	10,638
Total stockholders’ equity	329,234	330,163
Total liabilities and stockholders’ equity	$3,151,756	$3,013,771

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars and shares in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest Income	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$20,567	$22,549	$20,542
Investment securities
Taxable	2,401	2,301	1,759
Exempt from federal income taxes	236	237	235
Other	117	114	570
Total interest income	23,321	25,201	23,106
Interest Expense
Deposits	995	1,210	3,392
Long-term debt	288	838	877
Total interest expense	1,283	2,048	4,269
Net interest income	22,038	23,153	18,837
Provision for loan losses	—	1,400	2,500
Net interest income after provision for loan losses	22,038	21,753	16,337
Noninterest Income
Retirement and benefit services	17,255	15,922	16,220
Wealth management	4,986	4,807	4,046
Mortgage banking	17,132	16,781	5,045
Service charges on deposit accounts	338	334	423
Net gains (losses) on investment securities	114	15	—
Other	1,056	837	1,455
Total noninterest income	40,881	38,696	27,189
Noninterest Expense
Compensation	23,698	26,522	18,731
Employee taxes and benefits	5,813	4,962	5,308
Occupancy and equipment expense	2,231	2,443	2,492
Business services, software and technology expense	4,976	5,635	4,543
Intangible amortization expense	1,151	990	990
Professional fees and assessments	1,472	1,531	1,056
Marketing and business development	676	1,045	610
Supplies and postage	531	544	707
Travel	26	21	261
Mortgage and lending expenses	1,332	1,790	1,141
Other	1,136	1,642	887
Total noninterest expense	43,042	47,125	36,726
Income before income taxes	19,877	13,324	6,800
Income tax expense	4,662	3,144	1,437
Net income	$15,215	$10,180	$5,363
Per Common Share Data
Earnings per common share	$0.87	$0.58	$0.31
Diluted earnings per common share	$0.86	$0.57	$0.30
Dividends declared per common share	$0.15	$0.15	$0.15
Average common shares outstanding	17,145	17,122	17,070
Diluted average common shares outstanding	17,465	17,450	17,405

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	March 31,	December 31,	March 31,
	2021	2020	2020
Tangible Common Equity to Tangible Assets
Total common stockholders’ equity	$329,234	$330,163	$293,608
Less: Goodwill	30,201	30,201	27,329
Less: Other intangible assets	24,768	25,919	17,401
Tangible common equity (a)	274,265	274,043	248,878
Total assets	3,151,756	3,013,771	2,512,078
Less: Goodwill	30,201	30,201	27,329
Less: Other intangible assets	24,768	25,919	17,401
Tangible assets (b)	3,096,787	2,957,651	2,467,348
Tangible common equity to tangible assets (a)/(b)	8.86%	9.27%	10.09%
Tangible Book Value Per Common Share
Total common stockholders’ equity	$329,234	$330,163	$293,608
Less: Goodwill	30,201	30,201	27,329
Less: Other intangible assets	24,768	25,919	17,401
Tangible common equity (c)	274,265	274,043	248,878
Total common shares issued and outstanding (d)	17,190	17,125	17,106
Tangible book value per common share (c)/(d)	$15.95	$16.00	$14.55

	Three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Return on Average Tangible Common Equity
Net income	$15,215	$10,180	$5,363
Add: Intangible amortization expense (net of tax)	909	782	782
Net income, excluding intangible amortization (e)	16,124	10,962	6,145
Average total equity	334,188	329,210	294,727
Less: Average goodwill	30,201	27,766	27,329
Less: Average other intangible assets (net of tax)	19,995	13,206	14,128
Average tangible common equity (f)	283,992	288,238	253,270
Return on average tangible common equity (e)/(f)	23.03%	15.13%	9.76%
Net Interest Margin (tax-equivalent)
Net interest income	$22,038	$23,153	$18,837
Tax-equivalent adjustment	143	131	100
Tax-equivalent net interest income (g)	22,181	23,284	18,937
Average earning assets (h)	2,880,255	2,869,767	2,271,004
Net interest margin (tax-equivalent) (g)/(h)	3.12%	3.23%	3.35%
Efficiency Ratio
Noninterest expense	$43,042	$47,125	$36,726
Less: Intangible amortization expense	1,151	990	990
Adjusted noninterest expense (i)	41,891	46,135	35,736
Net interest income	22,038	23,153	18,837
Noninterest income	40,881	38,696	27,189
Tax-equivalent adjustment	143	131	100
Total tax-equivalent revenue (j)	63,062	61,980	46,126
Efficiency ratio (i)/(j)	66.43%	74.44%	77.47%

Alerus Financial Corporation and Subsidiaries

Analysis of Average Balances, Yields, and Rates (unaudited)

(dollars in thousands)

	Three months ended
	March 31, 2021		December 31, 2020		March 31, 2020
		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate
Interest Earning Assets
Interest-bearing deposits with banks	$184,376	0.12%	$164,052	0.12%	$163,351	1.24%
Investment securities (1)	662,413	1.65%	549,198	1.88%	337,160	2.45%
Loans held for sale	82,249	2.13%	122,820	2.18%	33,138	3.08%
Loans
Commercial:
Commercial and industrial	674,935	4.72%	745,415	4.91%	479,291	5.26%
Real estate construction	45,264	4.22%	40,009	4.31%	26,723	5.03%
Commercial real estate	560,986	3.79%	545,432	3.82%	508,164	4.61%
Total commercial	1,281,185	4.30%	1,330,856	4.45%	1,014,178	4.93%
Consumer
Residential real estate first mortgage	457,882	3.76%	471,125	3.73%	460,726	4.10%
Residential real estate junior lien	137,745	4.86%	149,456	4.72%	173,436	5.17%
Other revolving and installment	68,625	4.38%	76,466	4.53%	83,253	4.69%
Total consumer	664,252	4.05%	697,047	4.03%	717,415	4.43%
Total loans (1)	1,945,437	4.21%	2,027,903	4.30%	1,731,593	4.72%
Federal Reserve/FHLB stock	5,780	4.49%	5,794	4.46%	5,762	4.75%
Total interest earning assets	2,880,255	3.30%	2,869,767	3.51%	2,271,004	4.11%
Noninterest earning assets	167,006		158,417		148,661
Total assets	$3,047,261		$3,028,184		$2,419,665
Interest-Bearing Liabilities
Interest-bearing demand deposits	$642,832	0.16%	$622,854	0.19%	$459,028	0.46%
Money market and savings deposits	1,030,348	0.16%	1,012,497	0.20%	803,838	1.04%
Time deposits	210,719	0.66%	208,378	0.79%	199,088	1.59%
Long-term debt	25,677	4.55%	58,726	5.68%	58,755	6.00%
Total interest-bearing liabilities	1,909,576	0.27%	1,902,455	0.43%	1,520,709	1.13%
Noninterest-Bearing Liabilities and Stockholders' Equity
Noninterest-bearing deposits	731,680		738,319		564,307
Other noninterest-bearing liabilities	71,817		58,200		39,922
Stockholders’ equity	334,188		329,210		294,727
Total liabilities and stockholders’ equity	$3,047,261		$3,028,184		$2,419,665
Net interest rate spread		3.03%		3.08%		2.98%
Net interest margin, tax-equivalent (2)		3.12%		3.23%		3.35%

(1)	Taxable-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0%.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”